Exhibit 99.1
PRESS RELEASE – FOR IMMEDIATE RELEASE
CONTACT: Kenneth R. Howe, Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION
REPORTS THIRD QUARTER 2007 OPERATING RESULTS
Third Quarter 2007 Highlights:
•	Diluted FFO per share of $0.62

•	$0.49 per share quarterly dividend paid October 11, 2007
     FARMINGTON HILLS, MI (November 1, 2007) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2007. For the third quarter, Funds from Operations (FFO) was $5,170,000 compared with FFO in the third quarter of 2006 of $4,901,000. FFO per diluted share was $0.62 compared with $0.59 for the third quarter of 2006. Net income was $3,613,000, or $0.47 per diluted share, compared with net income for the third quarter of 2006 of $3,406,000, or $0.44 per diluted share. Total revenues increased 4.1% to $8,450,000, compared with total revenues of $8,114,000 in the third quarter of 2006. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.
     For the nine months ended September 30, 2007, FFO was $15,473,000 compared with FFO for the nine months ended September 30, 2006 of $14,724,000. FFO per diluted share was $1.85 compared with $1.76 for the nine months ended September 30, 2006. Net income was $10,821,000, or $1.41 per diluted share, compared with net income for the comparable period last year of $10,255,000, or $1.34 per diluted share. Total revenues increased 3.0% to $25,291,000, compared with total revenues of $24,554,000 for the comparable period last year.
     “We are pleased with the operating results for the quarter ended September 30, 2007 and expect continued growth of our funds from operations as our development projects in Barnesville, Georgia, Macomb Township, Michigan, Ypsilanti, Michigan, East Lansing, Michigan, Shelby Township, Michigan and Marion County, Florida are completed,” said Richard Agree, President and Chairman of Agree Realty Corporation.
Dividend
     The Company paid a cash dividend of $0.49 per share on October 11, 2007 to shareholders of record on September 28, 2007. The dividend is equivalent to an annualized dividend of $1.96 per share and represents a payout ratio of 79.0% of FFO for the quarter.
Portfolio
     At September 30, 2007, the Company’s total assets were $230,793,000 and its portfolio consisted of 61 properties located in 15 states and totaling 3,369,724 square feet. The portfolio was 99.7% leased at the end of the quarter.

     The Company’s construction in progress balance totaled approximately $11,378,000 at September 30, 2007, and it capitalized $136,000 of construction period interest during the third quarter of 2007.
Lease Expirations
     The following table, as of September 30, 2007, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date. There are no further lease expirations in 2007.

	Number of	Gross Leasable Area		Annualized Base Rent
Expiration	Leases	Square	Percent of		Percent of
Year	Expiring	Footage	Total	Amount	Total
2008	17	236,155	7.0%	$832,744	2.7%
2009	20	193,326	5.8	976,244	3.2
2010	22	349,235	10.4	2,126,695	6.9
2011	27	234,444	7.1	1,683,679	5.5
2012	14	76,560	2.3	607,660	2.0
2013	6	98,718	2.9	903,961	2.9
2014	3	172,958	5.1	824,206	2.7
2015	11	651,242	19.4	4,665,262	15.1
2016	5	80,945	2.4	1,654,513	5.4
2017	4	55,303	1.6	794,246	2.6
Thereafter	40	1,209,218	36.0	15,777,378	51.0

Total	169	3,369,724	100.0%	$30,588	100.0%

Annualized Base Rent of Properties
     The following is a breakdown of base rents in effect at September 30, 2007 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent
National	$27,574,471	89%
Regional	2,168,454	7
Local	1,113,663	4

Total	$30,856,588	100%

Major Tenants
     The following is a breakdown of base rents in effect at September 30, 2007 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent
Borders (18 properties)	$9,861,727	32%
Walgreen (19 properties)	7,058,599	23
Kmart (12 properties)	3,847,911	12

Total	$20,768,237	67%

Outstanding Shares and Operating Partnership Units
     For the three and nine months ended September 30, 2007, the Company’s fully diluted weighted average shares outstanding were 7,692,118 and 7,697,212, respectively. The basic weighted average shares outstanding for the three and nine months ended September 30, 2007 were 7,672,549 and 7,603,837, respectively.
     The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2007, there were 673,547 operating partnership units outstanding and the Company held a 92.0% interest.
     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 62 properties, which are located in 16 states and contain 3.4 million square feet of gross leasable space.
     The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenues:
Minimum rents	$7,755	$7,453	$23,084	$22,416
Percentage rent	14	14	30	41
Operating cost reimbursements	681	639	2,164	2,060
Other income	—	8	13	37

Total Revenues	8,450	8,114	25,291	24,554

Expenses:
Real estate taxes	468	450	1,393	1,352
Property operating expenses	381	389	1,327	1,318
Land lease payments	169	195	507	586
General and administration	966	1,006	2,938	3,079
Depreciation and amortization	1,259	1,213	3,756	3,618
Interest expense	1,280	1,157	3,608	3,449

Total Expenses	4,523	4,410	13,529	13,402

Income before minority interest	3,927	3,704	11,762	11,152
Minority interest	314	298	941	897

Net Income	$3,613	$3,406	$10,821	$10,255

Net Income Per Share – Dilutive	$0.47	$0.44	$1.41	$1.34

Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,613	$3,406	$10,821	$10,255
Depreciation of real estate assets	1,230	1,185	3,674	3,540
Amortization of leasing costs	13	12	37	32
Minority interest	314	298	941	897

Funds from Operations	$5,170	$4,901	$15,473	$14,724

Funds from Operations Per Share – Dilutive	$0.62	$0.59	$1.85	$1.76

Weighted average number of shares and OP units outstanding – dilutive	8,366	8,346	8,371	8,340

(1)	FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2007
Assets
Land	$81,869	$77,537
Buildings	193,828	189,117
Accumulated depreciation	(52,021)	(48,353)
Property under development	4,524	1,594
Cash and cash equivalents	146	464
Rents receivable	338	732
Deferred costs, net of amortization	1,286	1,441
Other assets	823	983

Total Assets	$230,793	$223,515

Liabilities
Mortgages payable	$46,424	$48,291
Notes payable	30,150	20,500
Deferred revenue	11,587	12,104
Dividends and distributions payable	4,124	4,112
Other liabilities	2,095	2,210

Total Liabilities	94,380	87,217

Total minority interest	5,830	5,879

Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	142,014	141,277
Accumulated deficit	(11,432)	(10,859)

Total Stockholders’ Equity	130,583	130,419

	$230,793	$223,515